Exhibit 10.4

Annual Executive Bonus Plan for UAB Motors Participações, S.A. - 2013

The 2013 annual bonus plan will be based on EBITDA in excess of the 2013 budgeted EBITDA for UAB operations. Once budget is achieved, a “pool” based on 10% of the excess EBITDA over budget will be available for division and distribution to participating Officers and Managers at the discretion of the Chairman/RVP Brazil.

Actual results will cover the period of March 1 through December 31, 2013 and will be adjusted for GAAP reserves (NV, UV, AR, Parts and sales cut-off) and for any one-time charges related to the acquisitions (i.e., prepayment penalties, travel and IOF taxes).

Annual bonuses are usually paid once the Group 1 Corporate financials are finalized and reviewed by the Audit Committee of the Group 1 Board of Directors.

Finally, bonus targets may be modified from year to year at the beginning of each year.